Exhibit 99.1

For further information contact: John W. Bordelon, President and CEO (337) 237-1960
Release Date:	October 30, 2008
For Immediate Release

HOME BANCORP ANNOUNCES THIRD QUARTER 2008 EARNINGS

Lafayette, Louisiana – Home Bancorp, Inc. (NASDAQ: “HBCP”) (the “Company”), the holding company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.4 million for the third quarter of 2008, an increase of $409,000, or 42%, compared to the third quarter of 2007. Net income for the first nine months of 2008 was $3.5 million, an increase of $601,000, or 21%, compared to the first nine months of 2007.

John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, stated, “At a time when anxiety in the U.S. financial system is at an all time high, our initial public offering raised over $89 million – further bolstering our strong capital position. We begin our second century of service well positioned to serve our customers and expand our company.”

“On behalf of our Board of Directors and executive management team, I want to express our deep appreciation to Home Bank’s employees for their incredible loyalty and dedication to serving our customers and growing our company”, added Mr. Bordelon. “We would not be in this position of strength without their tremendous efforts.”

Mutual to Stock Conversion

The Company completed its initial public stock offering on October 2, 2008, and began trading on the Nasdaq Global Market on October 3, 2008. The Company issued 8,926,875 shares of its common stock for an aggregate of $89,268,750 in total offering proceeds. The net proceeds of approximately $87 million will be reflected in the Company’s shareholders’ equity at December 31, 2008.

Baton Rouge Expansion

Home Bank opened its first full-service branch in Baton Rouge in September 2008. The Bank also operates a loan production office in Baton Rouge and expects to open its second full-service Baton Rouge branch in December.

Loans and Credit Quality

Loans totaled $317.6 million at September 30, 2008, an increase of $20.1 million, or 7%, from September 30, 2007, and an increase of $2.4 million, or 1%, from June 30, 2008. The majority ($7.9 million) of the Bank’s 2008 loan growth relates to commercial real estate loans. Contrary to the national economy, south central Louisiana continues to enjoy relatively strong economic activity.

The Company recorded a $93,000 provision for loan losses in the third quarter of 2008, compared to $59,000 during the third quarter of 2007 and $98,000 in the second quarter of 2008. Net loan charge-offs for the first nine months of 2008 were $85,000, or 0.04%, of average loans outstanding on an annualized basis, compared to $30,000 for the first nine months of 2007. Non-performing assets totaled $638,000, or 0.13%, of total assets, at September 30, 2008, compared to $1.3 million and $836,000 at September 30, 2007 and June 30, 2008, respectively.

As of September 30, 2008, the allowance for loan losses as a percentage of total loans was 0.75%, compared to 0.71% and 0.75% at September 30, 2007 and June 30, 2008, respectively.

Investment Securities Portfolio

The Bank’s investment securities portfolio totaled $80.2 million at September 30, 2008, an increase of $28.7 million, or 56%, from September 30, 2007, and an increase of $11.2 million, or 16%, from June 30, 2008. At September 30, 2008, the Bank had an unrealized loss position on its investment securities portfolio of $2.5 million, compared to an unrealized gain of $66,000 at December 31, 2007. The unrealized loss relates primarily to the Bank’s non-agency (private-label) mortgage-backed securities holdings, which amounted to $47.5 million, or 9% of total assets, at September 30, 2008. The decline in the recorded value of this portfolio reflects broker quotes which, in the current market, include liquidations and distressed sales. Based on management’s review of the securities and the Bank’s intent and ability to hold the securities until maturity, such non-agency mortgage-backed securities are not deemed to be other than temporarily impaired at September 30, 2008. The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock.

Deposits

Deposits totaled $353.5 million at September 30, 2008, an increase of $8.2 million, or 2%, from September 30, 2007, and a decrease of $2.3 million, or 1%, from June 30, 2008. The Bank’s focus has been on growing core deposits (i.e., checking, savings and money market accounts). As of September 30, 2008, core deposits have increased $13.4 million, or 8%, during 2008.

Accrued interest payable and other liabilities totaled $82.5 million at September 30, 2008, an increase of $79.8 million from June 30, 2008. This increase resulted from cash receipts for subscriptions to purchase shares of the Company’s common stock in its initial public offering. The net proceeds of the initial public offering will be reflected in the Company’s shareholders’ equity at December 31, 2008.

Net Interest Income

Net interest income for the third quarter of 2008 totaled $4.6 million, an increase of $836,000, or 22%, compared to the third quarter of 2007, and an increase of $432,000, or 10%, compared to the second quarter of 2008. The Bank’s net interest margin was 4.19% for the third quarter of 2008, 34 basis points higher than the same quarter a year ago and 22 basis points higher than the second quarter of 2008. Average interest-earning assets totaled $442.1 million for the quarter ended September 30, 2008, which represents increases of 12% and 5% compared to the quarters ended September 30, 2007 and June 30, 2008, respectively. The average yield on interest-earning assets for the quarter ended September 30, 2008 was 6.14%, which represents decreases of 31 and 2 basis points compared to the quarters ended September 30, 2007 and June 30, 2008, respectively.

Average interest-bearing liabilities totaled $335.5 million for the quarter ended September 30, 2008, an increase of 11% and 1% compared to the quarters ended September 30, 2007 and June 30, 2008, respectively. The average rate paid on interest-bearing liabilities for the quarter ended September 30, 2008 was 2.57%, which represents decreases of 81 and 22 basis points compared to the quarters ended September 30, 2007 and June 30, 2008, respectively.

Noninterest Income

Noninterest income for the third quarter of 2008 was $971,000, an increase of $200,000, or 26%, compared to the same quarter a year ago. The primary reasons for the increase in noninterest income compared to the same quarter last year were higher levels of service fees and charges (up 25%) and income from bank-owned life insurance policies purchased during the fourth quarter of 2007. Compared to the quarter ended June 30, 2008, noninterest income decreased $69,000, or 7%, due to reduced service fees and charges and gains on the sale of mortgage loans.

Noninterest Expense

Noninterest expense for the third quarter of 2008 was $3.4 million, an increase of $386,000, or 13%, compared to the same quarter a year ago. The primary reason for the increase in noninterest expense compared to the same quarter last year was compensation and benefits expense, which increased $314,000, or 17%, due mostly to the Bank’s expansion. Compared to the quarter ended June 30, 2008, noninterest expense decreased $67,000, or 2%. The primary reasons for the decrease in noninterest expense from the previous quarter were lower marketing and data processing expenses.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s prospectus, dated August 12, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANK

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2008	September 30, 2007	% Change	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$60,389,012	$19,226,509	214%	$14,453,603	$11,746,082
Interest-bearing deposits in banks	792,000	3,267,000	(76)	2,673,000	3,267,000
Cash invested at other ATM locations	20,697,177	17,986,931	15	25,842,389	17,142,751
Securities available for sale, at fair value	76,301,887	45,545,768	68	64,853,202	56,995,287
Securities held to maturity	3,870,154	5,907,947	(34)	4,082,337	4,693,288
Mortgage loans held for sale	281,200	1,366,200	(79)	535,000	1,174,650
Loans, net of unearned income	317,564,165	297,477,394	7	315,192,357	308,582,151
Allowance for loan losses	(2,390,573)	(2,121,158)	13	(2,377,968)	(2,314,132)

Loans, net	315,173,592	295,356,236	7	312,814,389	306,268,019
Office properties and equipment, net	13,489,704	10,704,202	26	12,005,024	11,687,580
Cash surrender value of bank-owned life insurance	5,201,472	—	—	5,134,487	5,006,615
Accrued interest receivable and other assets	6,848,881	3,973,585	72	5,699,519	4,369,573

Total Assets	$503,045,079	$403,334,378	25%	$448,092,950	$422,350,845

Liabilities
Deposits	$353,476,182	$345,241,359	2%	$355,760,365	$353,536,399
Federal Home Loan Bank advances	15,843,422	6,396,491	148	38,856,903	16,883,436
Accrued interest payable and other liabilities	82,537,048	2,706,480	2,950	2,716,604	2,547,890

Total Liabilities	451,856,652	354,344,330	28	397,333,872	372,967,725

Equity
Retained earnings	52,854,168	48,930,514	8	51,461,993	49,339,479
Accumulated other comprehensive income (loss)	(1,665,741)	59,534	(2,898)	(702,915)	43,641

Total Equity	51,188,427	48,990,048	4	50,759,078	49,383,120

Total Liabilities and Equity	$503,045,079	$403,334,378	25%	$448,092,950	$422,350,845

HOME BANK

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended September 30,		% Change	For The Nine Months Ended September 30,		% Change
	2008	2007		2008	2007
Interest Income
Loans, including fees	$5,343,053	$5,165,621	3%	$15,851,725	$15,063,115	5%
Investment securities	1,035,622	613,962	69	2,719,522	1,896,429	43
Other investments and deposits	405,809	577,744	(30)	1,122,387	1,616,766	(31)

Total interest income	6,784,484	6,357,327	7	19,693,634	18,576,310	6

Interest Expense
Deposits	1,875,504	2,467,092	(24)	6,327,808	7,165,111	(12)
Federal Home Loan Bank advances	280,141	97,837	186	683,442	205,271	233

Total interest expense	2,155,645	2,564,929	(16)	7,011,250	7,370,382	(5)

Net interest income	4,628,839	3,792,398	22	12,682,384	11,205,928	13
Provision for loan losses	92,500	59,499	55	161,437	142,386	13

Net interest income after provision for loan losses	4,536,339	3,732,899	22	12,520,947	11,063,542	13

Noninterest Income
Service fees and charges	705,167	563,310	25	2,118,281	1,674,573	26
Gain on sale of loans, net	41,555	83,498	(50)	192,553	218,321	(12)
Net loss on sale of real estate owned	—	—	—	(3,488)	—	—
Other income	224,248	123,796	81	636,554	361,393	76

Total noninterest income	970,970	770,604	26	2,943,900	2,254,287	31

Noninterest Expense
Compensation and benefits	2,191,874	1,877,677	17	6,427,873	5,545,103	16
Occupancy	194,205	181,320	7	569,789	514,304	11
Marketing and advertising	82,241	111,249	(26)	340,268	334,329	2
Data processing and communication	197,078	186,511	6	664,609	624,703	6
Depreciation	203,282	202,176	1	606,362	606,528	(0)
Other expenses	530,930	454,187	17	1,532,316	1,278,105	20

Total noninterest expense	3,399,610	3,013,120	13	10,141,217	8,903,072	14

Income before income tax expense	2,107,699	1,490,383	41	5,323,630	4,414,757	21
Income tax expense	715,524	506,730	41	1,808,941	1,501,017	21

Net Income	$1,392,175	$983,653	42%	$3,514,689	$2,913,740	21%

HOME BANK

SUMMARY FINANCIAL INFORMATION

	For The Quarter Ended September 30,		% Change	For the Quarter Ended June 30, 2008	% Change

(dollars in thousands)	2008	2007
EARNINGS DATA
Total interest income	$6,785	$6,357	7%	$6,504	4%
Total interest expense	2,156	2,565	(16)	2,307	(7)

Net interest income	4,629	3,792	22	4,197	10

Provision for loan losses	(92)	(59)	56	(98)	(6)

Total noninterest income	971	771	26	1,040	(7)
Total noninterest expense	3,400	3,013	13	3,467	(2)
Income tax expense	716	507	41	569	26

Net Income	$1,392	$984	41	$1,103	26

AVERAGE BALANCE SHEET DATA
Total assets	$464,560	$407,927	14%	$442,936	5%
Earning assets	442,051	394,055	12	422,358	5
Loans	315,431	292,534	8	311,413	1
Interest bearing deposits	296,485	295,007	1	298,548	(1)
Total deposits	359,210	347,624	3	356,153	1
Total equity	50,052	47,539	5	50,854	(2)

SELECTED RATIOS
Return on average assets	1.20%	0.96%	24%	1.00%	20%
Return on average total equity	11.12	8.28	34	8.68	28
Efficiency ratio	60.71	66.03	(8)	66.20	(8)
Average equity to average assets	10.77	11.65	(8)	11.48	(6)
Core capital ratio	10.57	12.13	(13)	11.44	(8)
Net interest margin	4.19	3.85	9	3.97	5

	September 30, 2008	September 30, 2007	% Change	June 30, 2008	% Change
CREDIT QUALITY
Nonaccrual loans	$552	$1,274	(57)%	$787	(30)%
Accruing loans past due 90 days and over	—	—	—	—	—

Total nonperforming loans	552	1,274	(57)	787	(30)
Other real estate owned	86	42	105	49	76

Total nonperforming assets	$638	$1,316	(52)	$836	(24)

Nonperforming assets to total assets	0.13%	0.33%	(61)%	0.19%	(32)%
Allowance for loan losses to nonperforming assets	374.7	161.2	132	284.4	32
Allowance for loan losses to nonperforming loans	433.1	166.5	160	302.2	43
Allowance for loan losses to total loans	0.75	0.71	6	0.75	—

Year-to-date charge-offs	$123	$36	242%	$35	251%
Year-to-date recoveries	38	6	533	30	27
Year-to-date net charge-offs	85	30	183	5	1,600
Annualized YTD net charge-offs to total loans	0.04%	0.01%	177	0.00%	1,700